Exhibit 99.1
ILFC’s John Plueger to Retire
     NEW YORK—March 26, 2010—American International Group, Inc. (AIG) and International Lease Finance Corporation (ILFC) announced today that John Plueger will retire, effective today.
     “On behalf of AIG, I would like to thank John for his tireless service to ILFC,” said Robert H. Benmosche, AIG President and Chief Executive Officer.
     Douglas M. Steenland, non-executive Chairman of the ILFC Board of Directors, said, “We are grateful for the work John has done to continue ILFC’s leadership in the industry.”
     ILFC Vice Chairman and Chief Financial Officer Alan Lund will succeed Mr. Plueger as ILFC’s interim President and Chief Executive Officer, and Mr. Benmosche said that AIG expects a smooth transition as AIG conducts a search for a permanent successor. In addition, ILFC Senior Vice President-Finance Fred Cromer will succeed Mr. Lund as ILFC CFO.
     Mr. Lund has worked at ILFC for 28 years, the entire time as CFO, and has served as Vice Chairman and CFO since 2002. Prior to joining ILFC, Mr. Lund worked for the company currently known as Deloitte & Touche as an Audit Manager and for California-World Financial Corporation as Vice President and Chief Financial Officer. Mr. Lund graduated from Whittier College in 1971 with a B.A. in Business Administration. He became a Certified Public Accountant, State of California, in 1973.
     Prior to joining ILFC in July 2008, Mr. Cromer spent 17 years in various airline finance and planning positions at ExpressJet Airlines, Continental Airlines, and Northwest Airlines. Most recently, he served as Vice President and CFO of ExpressJet Airlines. Mr. Cromer received a Bachelor of Arts in Economics from the University of Michigan and a Master of Business Administration in Finance from DePaul University.
     “ILFC and AIG are confident in the long term potential of ILFC as a leader in its marketplace,” Mr. Benmosche said. “Recently, ILFC raised $1.3 billion in secured term loans and $2 billion in senior unsecured notes, reflecting the strength of its underlying business. ILFC anticipates selling a limited number of aircraft in the future in addition to issuing incremental debt as needed.”
     ILFC, headquartered in Los Angeles, California, is the international market leader in the leasing and remarketing of advanced technology commercial jet aircraft to airlines around the world. ILFC owns a portfolio consisting of more than 1,000 jet aircraft.
     AIG is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
Contact:
American International Group, Inc.
Christina Pretto (News Media), 212-770-7083
Teri Watson (Investment Community), 212-770-7074